Exhibit 99.1

Modine Manufacturing Company
Consolidated statements of earnings for the periods ended
March 31, 2003 and 2002
					(In thousands, except per-share amounts)
		Three months ended March 31		Twelve months ended March 31

		2003	2002	2003	2002
Net sales		$272,644	$253,353	$1,092,075	$1,069,187
Cost of sales		203,640	195,880	819,368	810,291
	Gross profit	69,004	57,473	272,707	258,896
Selling, general, & administrative expenses		57,169	55,998	221,170	220,486
Restructuring charges		127	(967)	(1,555)	7,540
	Income from operations	11,708	2,442	53,092	30,870
Interest (expense)		(1,471)	(1,764)	(6,026)	(7,793)
Other income - net		3,535	7,429	7,961	17,033
	Earnings before income taxes and
	cumulative effect of accounting change	13,772	8,107	55,027	40,110
Provision for income taxes		5,681	3,061	20,669	16,765
	Earnings before cumulative effect of
	accounting change	8,091	5,046	34,358	23,345
Cumulative effect of change in accounting for:
	Goodwill impairment (net of $1,136
	income tax benefit)	-	-	(21,692)	-
	Net earnings	$ 8,091	$ 5,046	$ 12,666	$ 23,345

Net earnings as a percent of net sales		3.0%	2.0%	1.2%	2.2%
Net earnings per share of common stock - basic:
	Before cumulative effect of accounting change	$0.24	$0.15	$1.03	$0.70
	Cumulative effect of accounting change	-	-	(0.65)	-
Net earnings - basic		$0.24	$0.15	$0.38	$0.70
Net earnings per share of common stock - diluted:
	Before cumulative effect of accounting change	$0.24	$0.15	$1.02	$0.70
	Cumulative effect of accounting change	-	-	(0.64)	-
Net earnings - diluted		$0.24	$0.15	$0.38	$0.70
Weighted average shares outstanding:
	Basic	33,751	33,380	33,652	33,132
	Assuming dilution	33,785	33,652	33,758	33,406
Net cash provided by operating activities		$16,191	$23,793	$113,307	$131,404
Dividends paid per share		$0.125	$0.125	$0.50	$0.875

Comprehensive earnings, which represents net earnings adjusted by the change in foreign-currency translation and minimum pension liability recorded in shareholders' equity, for the periods ended March 31, 2003 and 2002, respectively, were $14,609 and $1,421 for 3 months, and $27,447 and $13,502 for 12 months.

Consolidated condensed balance sheets
				(In thousands)
			March 31, 2003	March 31, 2002
Assets
Cash and cash equivalents			$ 77,243	$ 75,402
Trade receivables - net			161,319	162,462
Inventories			130,812	121,663
Other current assets			47,992	46,443
	Total current assets		417,366	405,970
Property, plant, and equipment - net			361,605	340,388
Other noncurrent assets			131,847	156,686
	Total assets		$910,818	$903,044
Liabilities
Debt due within one year			$ 12,692	$ 10,756
Accounts payable			93,506	80,112
Other current liabilities			87,065	80,636
	Total current liabilities		193,263	171,504
Long-term debt			98,556	139,654
Deferred income taxes			37,370	35,127
Other noncurrent liabilities			51,242	40,760
	Total liabilities		380,431	387,045
Shareholders' equity			530,387	515,999
	Total liabilities & shareholders' equity		$910,818	$903,044